                                                                   EXHIBIT 10.87

                               ADAC LABORATORIES
                               -----------------
                         EXECUTIVE SEVERANCE AGREEMENT
                         -----------------------------



          THIS EXECUTIVE SEVERANCE AGREEMENT is made and entered into as of this
day of      , 1996, by and between ADAC LABORATORIES (the "Company") and
("Executive").

          WHEREAS, the Board of Directors (the "Board") of the Company has recommended and authorized the Company entering into a severance agreement in the form hereof with Executive; and

          WHEREAS, the Board has determined that, in the event of a possible, threatened or pending sale or other change in control of the Company (or its subsidiaries), it is imperative that the Company and the Board be able to rely upon Executive to continue in Executive's position, and that the Company be able to receive and rely upon Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that Executive might be distracted by the personal uncertainties and risks created by any such possible transactions; and

          WHEREAS, in connection with the foregoing, Executive may, in addition to Executive's regular duties, be called upon to assist in the assessment of any such possible transactions, advise management and the Board as to whether such proposals would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

          NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability of Executive's advice and counsel notwithstanding the possibility, threat or occurrence of a sale of the Company or other Change of Control, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

          1.   EVENTS CAUSING PAYMENT OF SEVERANCE BENEFIT.
               -------------------------------------------

               (a) If Executive is employed full-time by the Company (or one of its subsidiaries) at the time of a "Change in Control" (as defined in Section 4 hereof), Executive shall be entitled to a Severance Payment as set forth in
Section 2 hereof, payable upon the occurrence of the Change in Control; provided, however, that if, within ten (10) days prior to the Change in
--------  -------

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

Control, Executive is offered employment by the Company (or one of its subsidiaries) or its successor corporation on "Similar Terms" (as hereinafter defined) to those then applicable to him as an executive employee of the Company (or one of its subsidiaries), the Severance Payment shall be paid to him twelve
(12) months following the Change in Control, but only if the following events occur: (i) Executive accepts such employment and (ii) Executive is not, during such twelve (12) month period, terminated as an employee of the Company (or one of its subsidiaries) or its successor corporation for "Cause" (as hereinafter defined).

               (b) "Similar Terms" shall mean (i) duties and responsibilities similar to those then applicable to Executive as an employee of the Company (or one of its subsidiaries), (ii) base salary, cash incentive bonuses and other non-cash perquisites no less than that received by Executive from the Company (or one of its subsidiaries) during the twelve (12) months prior to the Change in Control and (iii) a place of employment within ten miles of Executive's then-existing place of employment.

               (c) "Cause" shall mean any of the following: (i) gross and willful refusal, which continues after thirty (30) days' written warning, to discharge the normal and material employment duties required of the Executive,
(ii) theft or other misappropriation of Company (or one of its subsidiaries) property, trade secrets or other intellectual property rights and use thereof to the detriment of the Company or its successor corporation or (iii) commission of a crime such that the Company's reputation with its customers is materially damaged and cannot be repaired. Becoming fully or partially disabled (whether mental or physical) shall not be deemed "Cause" herein.

               (d) Notwithstanding the foregoing, should Executive be offered employment upon Similar Terms which is accepted by him, he shall be entitled to receive the Severance Payment immediately, without having to wait for the expiration of the twelve-month period hereinabove provided, if at any time his employer proposes to revise the terms and conditions of his employment in such a manner that his employment would no longer be on Similar Terms.

               (e) The death of Executive following a Change in Control shall require the immediate payment of the Severance

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

Payment, if not theretofore paid, to Executive's successors as defined in
Section 15 hereof.

               (f) Notwithstanding any of the foregoing provisions, the Severance Benefit described in Section 2 hereof shall be immediately payable to Executive and all of Executive's Unvested Options shall immediately and fully vest and become exercisable should (i) one or more persons or entities propose any of the transactions or events described in Section 4 hereof and (ii) such
                                                                ---
person(s) or entity(ies) demand, as a condition thereof, that this Severance Agreement be terminated prior to any Change in Control (as defined in Section 4 hereof).

               (g) If a Change in Control of Community Health Computing Corp., a Delaware corporation ("CHCC") shall occur, as such term is defined in Executive's CHCC Stock Option Agreement, or if CHCC is "spun-off" by the Company to its shareholders and, as a result of either event occurring, Executive is no longer employed by the Company or any of its other subsidiaries, then for twelve months thereafter, the Executive shall be retained by the Company as a part-time employee or consultant at a salary of $1,000 per month (but with no fringe benefits) and all Company stock options then held by him shall continue in force and remain subject to his normal vesting provisions during such twelve-month period.

          2.   AMOUNT OF SEVERANCE PAYMENT.
               ---------------------------

          The amount of the Severance Payment payable to Executive pursuant to this Agreement shall be determined in accordance with the following formula:
2.99 times the total cash compensation (including base salary, bonuses and other incentive compensation other than stock options) paid to Executive by the Company (and its subsidiaries) during the twelve-month period ending immediately preceding the event giving rise to the requirement to pay such Severance Payment to Executive, less such amount as is necessary, in the opinion of tax counsel or other appropriate tax advisor selected in good faith by the Company, to reduce the Severance Payment to the maximum amount permitted to be paid without incurring excise taxes for an "excess parachute payment" under Internal Revenue Code Section 280(g).

          3.   STOCK OPTIONS.
               -------------

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

          (a) Ten (10) days prior to a Change in Control (as defined in Section 4 hereof), those stock options held by Executive to purchase shares of common stock of ADAC Laboratories which are then not exercisable ("Unvested Options") shall immediately vest and become exercisable, notwithstanding the vesting schedule set forth in Executive's stock option agreement(s). In the event that
(i) Executive exercises the Unvested Options, (ii) Executive sells or otherwise disposes of the shares so purchased and (iii) Executive is offered employment by the Company or its successor corporation on Similar Terms (as defined in Section 1(b) above), he shall deposit into an escrow account with a bank or trust company satisfactory to the Company or its successor an amount equal to 50% of the difference between (x) the sale proceeds received from the shares sold or otherwise disposed of which were obtained through the exercise of previously Unvested Options (without regard to any Federal or state income taxes which may result from such transaction) and (y) the purchase price for such shares (such amount is hereinafter referred to as the "Escrowed Amount"). For purposes of this subparagraph, if such shares are disposed of without consideration or for a consideration less than the prevailing market price for such shares at the time of such disposition, the market price of ADAC Laboratories common stock on the date of such sale (or disposition at less than fair market value) shall be used to determine the Escrowed Amount.

          (b) The Escrowed Amount, including any interest earned thereon, shall be returned to Executive twelve (12) months following the Change in Control if, and only if, (i) Executive has accepted the employment which was offered on Similar Terms and (ii) Executive has not, during such twelve-month period, been terminated as an employee of the Company (or its subsidiary) or its successor corporation for Cause (as defined in Section 1(c) above); if such events do not occur, the Escrowed Amount shall be delivered to the Company or its successor corporation and Executive shall have no further right thereto. Provided, however, that notwithstanding any of the foregoing, if at any time prior to such twelve-month period, Executive's employer proposes to revise the terms and conditions of his employment such that his employment would no longer be on Similar Terms, the Escrowed Amount shall be returned to Executive upon the date of such employer's proposal.

          4.   CHANGE IN CONTROL.
               -----------------

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

          (a) A Change in Control of the Company shall be deemed to have occurred if (i) any "person" or "group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the common stock outstanding which votes generally for the election of directors; or (ii) as a result of market or corporate transactions or stockholder action, the individuals who constitute the Board of Directors of the Company at the beginning of any period of 12 consecutive months (but commencing not earlier than July 1, 1995), plus any new directors whose election or nomination was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such period of 12 consecutive months, cease for any reason during such period of 12 consecutive months to constitute at least two-thirds of the members of such Board; or (iii) the Company sells, through merger, assignment or otherwise, in one or more transactions, other than in the ordinary course of business, assets which provided at least 2/3 of the revenues or pre-tax net income of the Company and its subsidiaries on a consolidated basis during the most recently-completed fiscal year; (iv) the Company sells, through merger, assignment or otherwise, one of its subsidiaries which is the principal employer of the Executive; provided, however, for purposes of this subsection 4(a)(iv), no "Change in Control" shall be deemed to have occurred if Executive is offered comparable employment (similar duties and compensation) by the Company (or by one of the Company's other remaining subsidiaries) at any of its facilities.

          (b) Notwithstanding paragraph (a) above, the following events shall not constitute a Change in Control: any acquisition of beneficial ownership pursuant to (i) a reclassification, however effected, of the Company's authorized common stock, or (ii) a corporate reorganization involving the Company or any of its subsidiaries which does not result in a material change in the ultimate ownership by the shareholders of the Company (through their ownership of the Company or its successor resulting from the reorganization) of the assets of the Company and its subsidiaries, but only if such reclassification or reorganization has been approved by the Company's Board of Directors, or (iii) a "spin-off" by the Company of all or any

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

portion of its ownership of any of its subsidiaries to the Company's then existing shareholders, whereby the Company's shareholders become shareholders in the subsidiary, regardless of whether such transfer of ownership is by a distribution of the Company's ownership of the subsidiary's stock, by a direct issuance by the subsidiary of its shares to such shareholders or by any other method.

          5.   FRINGE BENEFITS.
               ---------------

               (a) The Company shall provide to Executive (and his spouse and other qualified dependents), for at least 12 months following a Change in Control (and whether or not Executive is offered or accepts continuing employment with the Company or its successor) all Fringe Benefits (as defined below) that were available to Executive (and his spouse or qualified dependents) immediately prior to the Change in Control. For purposes of this Agreement, the term "Fringe Benefits" shall include, without limitation, all life, dental, vacation, health, accident and disability benefit plans, other similar welfare plans, country club dues, the provision of a company-owned automobile, company-paid tax advice, professional financial planning assistance or any equivalent successor policy, plan, program or arrangement that may now exist or be adopted hereafter by the Company or its subsidiaries.

               (b) If prior to the Change in Control the Executive was required to contribute towards the payment of a Fringe Benefit as a condition of receiving such Fringe Benefit, the Executive may be required to continue contributing towards the payment of such Fringe Benefit under the same terms and conditions as applied to the Executive immediately prior to the Change in Control in order to receive such Fringe Benefit.

          6.   OTHER EMPLOYEE BENEFITS.  The benefits provided to Executive
               -----------------------
hereunder shall not be affected by or reduced because of any other benefits (including, but not limited to, salary, bonus, pension, or stock option) to which Executive may be entitled by reason of his employment with the Company or any subsidiary thereof or the termination of his employment with the Company, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement.

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

          7.   WITHHOLDING; NO RIGHT OF SET-OFF.  All amounts payable by the
               --------------------------------
Company hereunder shall be subject to withholding of such amounts related to taxes as the Company may be legally obligated to so withhold. The right of Executive to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counterclaim, recoupment, defense, duty to mitigate or other right the Company or its subsidiaries may have against him or anyone else, except as specifically provided for herein.

          8.   SUBSEQUENT EMPLOYMENT.  Executive's right to receive benefits
               ---------------------
under this Agreement shall not be reduced by reason of Executive's employment with any other employer after terminating employment with the Company or any of its subsidiaries. Any compensation for services rendered or consulting fees earned after the date of termination shall not diminish Executive's right to receive all amounts due hereunder.

          9.   SUBSIDIARY AND COMPANY DEFINED.  For purposes of this Agreement,
               ------------------------------
the term "Subsidiary" shall mean (i) any corporation, foreign or domestic, in which the Company directly or indirectly owns 50% or more of the issued and outstanding voting stock on an "as converted basis" and (ii) any partnership, foreign or domestic, in which the Company owns a direct or indirect interest equal to 50% or more of the outstanding equity interests. The term "Company," for purposes of this Agreement, means ADAC Laboratories unless the context of this Agreement implies the inclusion of one or more Subsidiaries of ADAC Laboratories.

          10.  EXECUTIVE'S INDEMNITY.  Executive shall be entitled to any
               ---------------------
indemnification rights granted by the Company generally to its officers as reflected in the bylaws or Articles of Incorporation of the Company in effect immediately prior to any Change in Control of the Company. Any subsequent changes to the bylaws or Articles of Incorporation reducing any such indemnity previously granted to officers shall not affect the rights of Executive which arose prior thereto.

          11.  COSTS OF ENFORCEMENT; INTEREST.  In the event Executive must
               ------------------------------
collect any part or all of the Severance Payment or Fringe Benefits or otherwise enforces the terms of this Agreement by or through a lawyer or lawyers, the Company will pay all costs of such collection or enforcement, including reasonable legal fees

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

incurred by Executive. In addition, the Company shall pay to Executive interest on all or any part of the Severance Payment or the Fringe Benefits that is not paid when due at a rate equal to the prime rate as announced by Sanwa Bank or its successors from time to time.

          12.  AMENDMENT.  This Agreement may not be amended without the prior
               ---------
written consent of both Executive and the Company.

          13.  NO RIGHT TO CONTINUED EMPLOYMENT.  Nothing in this Agreement
               --------------------------------
shall be deemed to give Executive the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote him at any time; provided, however, that any termination of employment of Executive, or any removal of Executive as an executive officer of the Company primarily in contemplation of a Change in Control shall not be effective to deny Executive the benefits of this Agreement, including without limitation Sections 1 and 2 hereof. No provision of this Agreement shall in any way limit, restrict or prohibit Executive's right to terminate employment with the Company or leave his position as senior executive.

          14.  SEVERABILITY.  The invalidity and unenforceability of any
               ------------
particular provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          15.  SUCCESSORS.
               ----------

               (a) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

               (b) This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies prior

ADAC LABORATORIES
EXECUTIVE SEVERANCE AGREEMENT

to the receipt of all benefits payable hereunder with respect to events occurring prior to death, all such benefits shall be paid pursuant to the last beneficiary designation executed by the Executive and filed with the Company. If no beneficiary form has been filed with respect to this Agreement, all such benefits shall be paid to the Executive's estate.

          16.  GOVERNING LAW.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the Company's state of incorporation.

          17.  TERM.  This Agreement shall terminate and become null and void
               ----
if, prior to (but not in contemplation of) a Change in Control, Executive ceases to be employed as an executive officer with either the Company or a Subsidiary.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the 6th day of March, 1996.

ADAC LABORATORIES                            EXECUTIVE


By_____________________________              ________________________________
-                                            _
  David L. Lowe,
   Chairman of the Board and                 ________________________________
   Chief Executive Officer                   _
                                                    (Address)
                                             ________________________________
                                             _